Exhibit 99.1

News Release FOR IMMEDIATE RELEASE May 22, 2017 The Woodlands, TX NYSE: HUN Media: Gary Chapman (281) 719-4324 Investor Relations: Ivan Marcuse (281) 719-4637 Huntsman and Clariant to Combine in Merger of Equals • Merger of equals to create a leading global specialty chemical company with approximately $20 billion enterprise value at announcement • More than $3.5 billion value creation through annual cost synergies in excess of $400 million • Enhanced returns from improved growth profile in highly attractive end markets and key geographies such as the United States and China • Opportunities for stronger joint innovation platforms and shared knowledge in sustainability • Stronger balance sheet and cash flow generation; plan to continue Clariant’s attractive dividend policy • Transaction targeted to close by year end 2017 • Previously announced IPO of Huntsman’s Pigments and Additives business (Venator) to continue as planned in summer 2017 THE WOODLANDS, Texas, May 22, 2017 - Huntsman Corporation (NYSE: HUN) and Clariant (SIX: CLN) today announced that their Boards of Directors unanimously approved a definitive agreement to combine in a merger of equals through an all-stock transaction. The merged company will be named HuntsmanClariant. On a pro forma 2016 basis1, the combination of both companies will create a leading global specialty chemical company with sales of approximately $13.2 billion, an adjusted EBITDA of $2.3 billion and a combined enterprise value of approximately $20 billion at announcement. The combined entity will benefit from each other’s strengths. It will have a significantly improved growth profile in highly attractive end markets and geographies. HuntsmanClariant will leverage shared knowledge in sustainability and boast a much stronger joint innovation platform. This will enable the development of new products in order to deliver superior returns and drive shareholder value. CEO Comments “This is the perfect deal at the right time. Clariant and Huntsman are joining forces to gain much broader global reach, create more sustained innovation power and achieve new growth opportunities,” said Hariolf Kottmann, CEO of Clariant. “This is in the best interest of all of our stakeholders. Peter Huntsman and I share the same strategic vision and I look forward to working with him.” Peter R. Huntsman, President and CEO of Huntsman, commented: “I could not be more enthusiastic about this merger and look forward to working closely with Hariolf Kottmann, a man I have admired and trusted for the past decade. We also look forward to a close association with his immensely talented colleagues around the 1 Includes annual $400 million in run-rate cost synergies; pro forma adjusted for Venator.

world. Together, we will create a global leader in specialty chemicals with a combined balance sheet providing substantial financial strength and flexibility.” Transaction highlights • • • All-stock merger of equals transaction Clariant shareholders: 52%, Huntsman shareholders: 48% Huntsman shareholders receive 1.2196 shares in HuntsmanClariant for each Huntsman share (each existing Clariant share will remain outstanding as a share in HuntsmanClariant) Board of Directors with equal representation from Clariant and Huntsman Global Headquarters in Pratteln, Switzerland, Operational Headquarters in The Woodlands, Texas Dual stock exchange direct listing on the SIX Swiss Exchange and the New York Stock Exchange • • • Value Creation The new company will accelerate value creation for shareholders through a more robust combination of technology, products and talent. The combined company expects to realize more than $3.5 billion of value creation from approximately $400 million in annual cost synergies. The full synergy run-rate will be achieved within two years of closing. These synergies will be realized by reducing operational costs and improving procurement. The targeted synergies represent roughly 3 percent of total combined 2016 revenue with one-time costs up to $500 million. There will also be additional cash-tax savings. Corporate Governance The combined company, incorporated in Switzerland, will be governed by a Board of Directors with equal representation from Clariant and Huntsman and will follow Swiss Corporate Governance standards. Hariolf Kottmann, current Clariant CEO, shall become Chairman of the Board of HuntsmanClariant. Peter Huntsman, current Huntsman President and CEO, will become CEO of HuntsmanClariant. Jon Huntsman, founder and Chairman of Huntsman, shall become Chairman Emeritus and board member of HuntsmanClariant. The merger enjoys strong commitment from both Clariant and Huntsman family shareholders. The company will be listed on the SIX Swiss Exchange and the New York Stock Exchange. HuntsmanClariant will use IFRS, and beginning in Q1 2018 will report in USD and will start filing 10Qs and 10Ks consistent with SEC requirements. Timing The transaction is targeted to close by year end 2017, subject to Clariant and Huntsman shareholder approvals, regulatory approvals and other customary closing conditions. Clariant and Huntsman are confident that the required regulatory approvals can be obtained in a timely manner. This presentation contains financial measures that are not in accordance with generally accepted accounting principles in the U.S. (“GAAP”). For reconciliation of Huntsman’s non-GAAP measures please refer the related presentation posted on our website, www.huntsman.com. Note to Publication Both Clariant and Huntsman have simultaneously published Media Releases with identical content. Advisors Citi and UBS AG are serving as Clariant’s financial advisors for the transaction, with Homburger and Cleary Gottlieb Steen and Hamilton serving as its legal advisors. BofA Merrill Lynch and Moelis & Company LLC are serving as Huntsman’s financial advisors for the transaction, with Kirkland & Ellis, Bär & Karrer and Vinson & Elkins acting as its legal advisors. - 2 -

Conference Call and Webcast Information

We will hold a conference call and live web-cast this Monday, May 22, 2017 at 2:30 p.m. CET, 1:30 p.m. London and 8:30 a.m. New York.

Pre-Registration – Link:
http://services3.choruscall.ch/DiamondPassRegistration/register?confirmationNumber=170000&linkSecurityString=fb9e10

Call-in numbers for the conference call*:

European participants	+ 41 58 310 50 00
U.K. participants	+ 44 203 059 58 62
U.S. participants	+ 1 631 570 56 13

*Only for participants NOT pre-registered

The conference call will be available via webcast and can be accessed from the company's website at Clariant.com and Huntsman.com or by using the following link:
https://streamstudio.world-television.com/49-50-18401/en

Replay Information

The conference call will be available for replay beginning May 22, 2017 and ending June 30, 2017.

Digital playback numbers:

European participants	+ 41 91 612 43 30	Code 14774# (available 24 hours)
U.K. participants	+ 44 207 108 62 33	Code 14774# (available 24 hours)
U.S participants	+ 1 631 982 45 66	Code 14774# (available 24 hours)

About Huntsman
Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2016 revenues of approximately $10 billion. Its chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. The company has more than 100 manufacturing and R&D facilities in approximately 30 countries and employs approximately 15,000 associates within 5 distinct business divisions including the Pigments and Additives division which it intends to IPO as Venator Materials Corporation. For more information about Huntsman, please visit the company's website at www.Huntsman.com.

About Clariant
Clariant is a globally leading specialty chemical company, based in Muttenz near Basel/Switzerland. On 31 December 2016 the company employed a total workforce of 17 442. In the financial year 2016, Clariant recorded sales of approximately CHF 6 billion. The company reports in four business areas: Care Chemicals, Catalysis, Natural Resources, and Plastics & Coatings. Clariant's corporate strategy is based on five pillars: focus on innovation through R&D, add value with sustainability, reposition portfolio, intensify growth, and increase profitability. For more information about Clariant, please visit the company's website at www.Clariant.com.

Social Media:
Twitter: twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Cautionary Statement Regarding Forward-Looking Statements
This communication contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Clariant and Huntsman have identified some of these forward-looking statements with words like "believe," "may," "could," "would," "might," "possible," "will," "should," "expect," "intend," "plan," "anticipate," "estimate," "potential," "outlook" or "continue," the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this communication include, without limitation, statements about the anticipated benefits of the contemplated transaction, including future financial and operating results and expected synergies and cost savings related to the contemplated transaction, the plans, objectives, expectations and intentions of Clariant, Huntsman or the combined company, the expected timing of the completion of the contemplated transaction and information relating to the proposed initial public offering of ordinary shares of Venator Materials PLC. Such statements are based on the current expectations of the management of Clariant or Huntsman, as applicable, are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Clariant nor Huntsman, nor any of their respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the contemplated transaction; uncertainties as to the approval of Huntsman's stockholders and Clariant's shareholders required in connection with the contemplated transaction; the possibility that a competing proposal will be made; the possibility that the closing conditions to the contemplated

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transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption caused by the announcement of the contemplated transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; ability to refinance existing indebtedness of Clariant or Huntsman in connection with the contemplated transaction; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transaction; transaction costs; actual or contingent liabilities; disruptions to the financial or capital markets, including with respect to the initial public offering of ordinary shares by Venator or financing activities related to the contemplated transaction; and other risks and uncertainties discussed in Huntsman’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of Huntsman’s annual report on Form 10-K for the fiscal year ended December 31, 2016. You can obtain copies of Huntsman’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and neither Clariant nor Huntsman undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Important Additional Information and Where to Find It NO OFFER OR SOLICITATION This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC In connection with the contemplated transaction, Clariant intends to file a registration statement on Form F-4 with the SEC that will include the Proxy Statement/Prospectus of Huntsman. The Proxy Statement/Prospectus will also be sent or given to Huntsman stockholders and will contain important information about the contemplated transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CLARIANT, HUNTSMAN, THE CONTEMPLATED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Clariant and Huntsman through the website maintained by the SEC at www.sec.gov. PARTICIPANTS IN THE SOLICITATION Huntsman and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Huntsman investors and shareholders in connection with the contemplated transaction. Information about Huntsman’s directors and executive officers is set forth in its proxy statement for its 2017 Annual Meeting of Stockholders and its annual report on Form 10-K for the fiscal year ended December 31, 2016. These documents may be obtained for free at the SEC’s website at www.sec.gov. Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the Proxy Statement/ Prospectus that Huntsman intends to file with the SEC. - 4 -